Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-192677 and No. 333-188456 on Form S-8 of our report dated March 4, 2015, relating to the consolidated financial statements of Blackhawk Network Holdings, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s relationship with Safeway Inc. prior to April 14, 2014) appearing in this Annual Report on Form 10-K of Blackhawk Network Holdings, Inc. for the year ended January 3, 2015.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
San Francisco, California
March 4, 2015